EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2006, except with respect to note W, as to which the date is June 13, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of International Business Machines Corporation dated June 13, 2006. We also consent to the incorporation by reference in this Registration Statement of our report dated February 28, 2006 relating to the Financial Statement Schedule, which appears in the Annual Report on Form 10-K of International Business Machines Corporation for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
October 31, 2006